Exhibit 10.2

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Agreement”), dated as of March 13, 2020, is made and entered into by and between Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (together with its successors, the “Sponsor”), and Legacy Acquisition Corp., a Delaware corporation (“Legacy”). The Sponsor and Legacy shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Share Exchange Agreement (as defined below).

WHEREAS, Legacy and Blue Valor Limited, a company incorporated in Hong Kong, entered into that certain Amended and Restated Share Exchange Agreement, dated as of December 2, 2019 (the “Amended and Restated Share Exchange Agreement”), as amended by that certain First Amendment to the Amended and Restated Share Exchange Agreement, dated as of the date hereof (the “Amendment,” and the Amended and Restated Share Exchange Agreement as amended by the Amendment is referred to herein as the “Share Exchange Agreement”), pursuant to which, among other things, Legacy and Blue Valor Limited will consummate a business combination on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, the Share Exchange Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Amendment;

WHEREAS, the Share Exchange Agreement contemplates that Legacy may, in connection with the Transaction, consummate a PIPE Financing and enter into certain Subscription Agreements with the Subscribers, pursuant to which the Subscribers may purchase newly issued common shares or other securities of Legacy from Legacy (the “New Issuance”);

WHEREAS, the Share Exchange Agreement contemplates that Legacy will use its commercially reasonable best efforts to obtain the vote or consent of the holders of at least 65% of the outstanding Purchaser Public Warrants to the Warrant Amendments;

WHEREAS, (i) Section 4.3(b)(i) of Legacy’s Existing Charter provides that each share Class F Common Stock shall automatically convert into one share of Class A Common Stock of Legacy (such ratio, the “Initial Conversion Ratio”) upon the closing of the Business Combination (as defined in the Existing Charter), and (ii) Section 4.3(b)(ii) of the Existing Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the case that additional shares of Class A Common Stock or any equity or debt securities of Legacy which are convertible into or exchangeable or exercisable for Legacy’s common stock are issued (or deemed issued) in excess of the amounts sold in Legacy’s initial public offering and related to the closing of the initial Business Combination (the “Adjustment Provision”);

WHEREAS, the Transaction constitutes a Business Combination under the Existing Charter and the New Issuance and the Warrant Amendments and the issuances related thereto may result in an Adjustment to the Initial Conversation Ratio pursuant to the Adjustment Provision; and

WHEREAS, in connection with the Transaction, the Parties desire to enter into this Waiver Agreement pursuant to which Sponsor shall irrevocably waive its rights under Section 4.3(b)(ii) of the Existing Charter.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Waiver.

(a) The Sponsor, on behalf of itself and each of its members, hereby irrevocably and unconditionally relinquishes and waives (and consents to such waiver in its capacity as a stockholder of the Legacy) (the “Waiver”) as of the date hereof any and all rights to adjustment or other anti-dilution protections related to the Shares of Class F Common Stock (whether prior, existing or in the future), including the rights under Section 4.3(b)(ii) of the Existing Charter to receive Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio (the “Excess Shares”) upon conversion of the Class F Common Stock held by it in connection with the Transaction as a result of any Adjustment which may be caused by the New Issuance and/or any Warrant Amendment, including any issuances related thereto.

(b) Sponsor acknowledges and agrees that if such Class F Holder receives any Excess Shares as a result of any Adjustment caused by the New Issuance and/or the Warrant Amendments and any issuance related hereto, such issuance of Excess Shares shall be void ab initio.

2. Authorization; Enforcement. Each Party represents to the other Party that such Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party. This Agreement has been duly and validly executed and delivered by each Party and constitutes a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with its terms.

3. Representations and Warranties of the Sponsor. The Sponsor represents and warrants to Legacy that the following statements are true and correct:

(a) The Sponsor currently is, and shall at all times until the Closing remain, the record owner, and to the same extent that it is on the date hereof, the beneficial owner, of all of the outstanding shares of Legacy’s Class F Common Stock, which constitutes all of the shares of capital stock of Legacy held by Sponsor and its Affiliates as of the date hereof. Neither the Sponsor nor any of its members have asserted or perfected any rights to adjustment or other anti-dilution protections, including pursuant to the Adjustment Provision, with respect to any equity securities of Legacy (including the Class F Common Stock) (whether in connection with the transactions contemplated by the Share Exchange Agreement or otherwise). The Sponsor has the power and authority to enter into this Agreement and consent to the Waiver on behalf of and bind all of the beneficial owners of all of the shares of Class F Common Stock.

(b) The execution, delivery and performance by it of this Agreement and the consummation by the Sponsor of the transactions contemplated hereby do not: (i) conflict with or result in any breach of any provision of the governing documents of the Sponsor, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Sponsor is a party or by which its properties or assets may be bound, (iii) violate any Order or Law of any governmental Authority applicable to the Sponsor or any of its respective properties or assets, as applicable or (iv) result in the creation of any Lien upon any of the assets (including the Class F Common Stock) of the Sponsor, except in the case of clauses (ii), (iii) and (iv) above, for violations which would not reasonably be expected to materially impact, impair or delay or prevent the ability of the Sponsor to consummate the transactions contemplated by this Agreement or have a material adverse effect on the ability of the Sponsor to perform its obligations hereunder.

4. Termination. This Agreement shall terminate, and have no further force and effect, if the Share Exchange Agreement is terminated in accordance with its terms prior to the Closing.

5. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

6. Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Agreement not in accordance with the terms of this Section 6 shall be void. The Sponsor also understands that this Agreement, once executed, is irrevocable and binding, and if the Sponsor transfers, sells or otherwise assigns any Class F Common Stock held by it as of the date of this Agreement, the transferee of such Class F Common Stock shall be bound by the terms of this Agreement as if such transferee were a party hereto. Notwithstanding anything to the contrary herein or in the Share Exchange Agreement or any Additional Agreements, nothing in this Agreement shall permit the Sponsor to transfer any of the Class F Common Stock to any Person in contravention of any of the covenants or agreements herein or in the Share Exchange Agreement or any Additional Agreement (including the Sponsor Support Agreement) or any other restrictions on transfer under the Existing Charter or under applicable securities Laws.

7. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, all of the Parties.

8. Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

10. Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

If to Legacy prior to the Closing:

Address: 1308 Race Street Suite 200 Cincinnati, Ohio 45202

Attention: Darryl McCall

Telephone: +1 (505) 820-0412

Email: darrylmccall@legacyacquisition.com

with a copy to:

DLA Piper

Address: 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia 30309-3450

Attention: Gerry Williams

Telephone: 1 (404) 736-7891

Email: Gerry.Williams@us.dlapiper.com

If to the Sponsor:

Address: 1308 Race Street, Suite 200, Cincinnati, Ohio 45202

Attention: Darryl McCall

Telephone: +1 (505) 820-0412

Email: darrylmccall@legacyacquisition.com

with a copy to:

DLA Piper

Address: 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia 30309-3450

Attention: Gerry Williams

Telephone: 1 (404) 736-7891

Email: Gerry.Williams@us.dlapiper.com

If to Legacy following the Closing:

Address: Bldg. C9-C, Universal Creative Park, 9, Jiuxianqiao North Rd.,

Chaoyang District, Beijing 100015, China

Attention: Xin Wang, Finance Department

Telephone: +86(10) 5647 8811

Email: wangxina@bluefocus.com

with copies to:

Greenberg Traurig LLP

Address: 200 Park Avenue, New York, New York 10166

Attention: Doron Lipshitz

Telephone: +1 (212) 801-3100

Email: lipshitzd@gtlaw.com

O’Melveny & Myers LLP

Address: Two Embarcadero Center, 27th Floor

San Francisco, California

Attention: Kurt Berney

Telephone: +1 (415) 984-8989

Email: kberney@omm.com

11. Entire Agreement. This Agreement, the Share Exchange Agreement and the Additional Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

LEGACY:

LEGACY ACQUISITION CORP.

By:	/s/ Edwin J. Rigaud
Name:	Edwin J. Rigaud
Title:	Chairman and Chief Executive Officer

SPONSOR:

LEGACY ACQUISITION SPONSOR I LLC

By:	/s/ Edwin J. Rigaud
Name:	Edwin J. Rigaud
Title:	Managing Member

[Signature Page to Waiver Agreement]